Exhibit 10.20

[WITH EMPLOYMENT AGREEMENT]

EFI 2015 Bonus Program

We are pleased to offer you participation in the EFI 2015 Bonus Program (the “Program”) on the terms set forth below.

Each participant (the “Participant”) in the Program will, provided that the Participant remains employed by EFI through the date of grant of such awards, be granted an award of restricted stock units that is subject to vesting requirements based on the performance of Electronics For Imaging, Inc. (“EFI” or the “Company”) for 2015 and the Participant’s continued employment as set forth below.

Performance Equity Bonus Terms

•	Per the approval by the Company’s Compensation Committee (the “Compensation Committee”) and subject to your continued employment with the Company through the date of grant, you will be granted two performance-based restricted stock unit (“RSU”) awards with respect to the Program. The RSU awards will be subject to vesting based on the achievement of certain Company’s performance components for 2015 as set forth below, and your continued employment as set forth below (“Program Components”). In addition, no portion of the RSU Awards will vest if the Company’s 2015 Non-GAAP operating income is less than $*** million.

•	The total number of RSUs that you will be granted will equal your “Equity Bonus Eligibility” amount (expressed in U.S. Dollars) set forth below, divided by the closing price of EFI’s common stock on January 30, 2015. In each case your total RSUs under each Program Component will be rounded down to the nearest whole share.

•	The RSUs will be granted under and will be subject to the terms and conditions of EFI’s 2009 Equity Incentive Award Plan, as amended (the “2009 Equity Plan”) and the Restricted Stock Unit Award Notice and Restricted Stock Unit Award Agreement used by EFI to evidence RSU awards granted under the 2009 Equity Plan, except as otherwise expressly set forth herein. Each RSU Award will have a grant date that is the grant date that the Compensation Committee approves for such award (the “Grant Date”). The RSU awards are also subject to the individual and other share limits of the 2009 Plan.

•	During the first quarter of 2016, the Program Administrator will determine whether (and the extent to which) the performance conditions applicable to the RSUs were achieved for 2015, subject to approval by the Compensation Committee (the date of the Compensation Committee’s approval is referred to as the “Determination Date”). Subject to your continued employment by the Company through the applicable Vesting Date, if the Program Administrator determines that the applicable performance condition related to the RSUs was achieved for 2015, subject to the Compensation Committee’s approval, the related RSUs will vest (the “Vesting Date”) on the later of (1) February 4, 2016 or (2) the Determination Date. Each RSU that vests in accordance with the terms of the Program will be paid in one share of the Company’s common stock as soon as practicable after (and in all events within two and one-half months after) the Vesting Date. In the event any performance condition applicable to an RSU is not satisfied, the RSU will be deemed to have been forfeited.

Performance Targets and Equity Bonus Target

Your Equity Bonus Eligibility amount is set forth below.

Equity Bonus Eligibility: [$]

The performance goals applicable to your equity bonus opportunity are set forth below. Vesting of each of your RSU awards is also conditioned on the Company’s achievement of Non-GAAP 2015 operating income of at least $** million.

Performance Metric	Threshold		Target
Revenue (millions)	$	M	$	M
Non-GAAP Operating Income (millions)	$	M	$	M

The number of Revenue RSUs that will vest will be determined based on the Company’s revenue for 2015 as certified by the Compensation Committee. If the RSU revenue threshold level set forth above is achieved, the Revenue RSUs will vest on a pro-rata, straight-line basis between 0% and 100% vesting, starting at the RSU threshold revenue level up to the RSU target revenue level. In other words, none of the Revenue RSUs will vest for Company 2015 revenue at or below the threshold level; from there, the percentage of Revenue RSUs that vest will increase on a straight-line basis up to 100% at the target level and will be determined based on the actual level of Company revenue achieved for 2015.

The number of Operating Income RSUs that will vest will be determined based on the Company’s Non-GAAP Operating Income for 2015 as certified by the Company’s Compensation Committee. If the RSU Non-GAAP Operating Income threshold level set forth above is satisfied, the Operating Income RSUs will vest on a pro-rata, straight-line basis between 0% and 100% vesting, starting at the RSU threshold Non-GAAP Operating Income level up to the RSU target Non-GAAP Operating Income level. In other words, none of the Operating Income RSUs will vest for Company 2015 Non-GAAP Operating Income at or below the threshold level; from there, the percentage of Operating Income RSUs that vest will increase on a straight-line basis up to 100% at the target level and will be determined based on the actual level of Company Non-GAAP Operating Income achieved for 2015.

In each case, the number of RSUs that vest (if any) will be rounded down to the nearest whole share, and is subject to your continued employment in good standing through the date of vesting. Any portion of the award that does not vest (including as a result of the failure to satisfy either or both of the Conditions or the failure to achieve the target level of performance indicated above) will terminate as of the last day of 2015 and you will have no rights with respect thereto.

Non-GAAP Operating Income is defined as operating income determined in accordance with GAAP, as adjusted to remove the impact of certain recurring and non-recurring expenses and the tax effect of these adjustments, in each case consistent with the determination of non-GAAP operating income in the Company’s financial reporting.

Maximum Award - In no event shall any RSU award vest with respect to more than 100% of the RSUs subject to such award.

Adjustments - The results will be adjusted for certain non-recurring material items which are not included in the original calculation of the performance targets such as results from a significant acquisitions, dispositions, and/or bookings.

Other Terms

Program Participants

Participants in this Program are not eligible for participation in other variable compensation arrangement, program or plan, such as commission-based plans or other similar plans, for 2015.

Leaves of Absences

Periods of leave of absence will be considered when determining the vesting of RSU award. Specifically, RSU vesting will (unless otherwise required by applicable law) be calculated on a pro-rata basis excluding any leave of absence period(s) during the applicable Program Year.

Termination of Employment

Except as may otherwise be expressly provided below, in the applicable Restricted Stock Unit Award Notice and Restricted Stock Unit Award Agreement (as to RSUs), or your written employment agreement (if any) with the Company, you will have no right to any bonus for 2015 and no right to any payment with respect to your RSUs for 2015 (and your RSUs will automatically and immediately terminate and you will have no right with respect thereto) should you cease to be employed by the Company or one of its subsidiaries before the Vesting Date set forth above (regardless of the reason for such termination of employment).

Notwithstanding anything to the contrary in the applicable Restricted Stock Unit Award Notice and Restricted Stock Unit Award Agreement or your written employment agreement (if any) with the Company, if you are involuntarily terminated Without Cause or are terminated for Good Reason outside of a Change of Control (as these terms are defined in the applicable employment agreement), you will be eligible for pro-rata vesting of your RSUs related to this Program. The pro-rata RSU vesting will be determined with respect to the number of RSUs that would have vested under this Program had your employment continued through the Vesting Date, multiplied by a fraction (x) the numerator of which is the number of whole months you were employed by the Company during 2015, and (y) the denominator of which is twelve. Payment of such pro-rata amount will be made at the same time that payment would have been made had you continued to be employed through the Vesting Date. In the event that you are entitled to a pro-rata payment of your RSUs, payment will be made in cash (as opposed to shares or other property) with the cash payment in respect of a vested RSU to equal (subject to applicable tax withholding) the closing price of a share of EFI common stock on the Determination Date.

With respect to any RSUs granted under this Program, in the event of any conflict between the provisions of your employment agreement regarding acceleration of performance equity outside of a Change of Control and this Program, this Program shall control.

No Right to Continued Employment

Nothing contained in this Program, the RSUs, or any related document constitutes an employment or service commitment by the Company (or any affiliate), affects your status (if you are employed at will) as an employee at will who is subject to termination at any time and for any reason, confers upon you any right to remain employed by or in service to the Company (or any affiliate), or interferes in any way with the right of the Company (or any affiliate) to terminate your employment or to change your compensation or other terms of employment at any time.

Program Administration and Interpretation

The Program will be administered by, and interpretation of the Program, as it may apply to any one individual person, matter or circumstance, will be made by the CEO and Vice President of Human Resources (the “Program Administrator”). This Program is not intended and shall not be construed to imply an employment contract between EFI and any of its employees. In the event of any conflict between the provisions of the Program and the RSU Agreement, this Program shall control. All actions taken and all interpretations and determinations made by the Program Administrator in respect of such documents and matters shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.

Clawback Policy

This Program, the RSU Awards, any securities or other consideration you may receive in payment of or with respect to the RSU Awards, as well as any bonus opportunity under this Program, is subject to the terms of the EFI recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of your bonus, awards or any shares of stock or other cash or property received with respect to your bonus or awards (including any value received from a disposition of any shares of stock you may receive in payment of the RSU Awards).

Construction

This Program and the RSU Awards contemplated above are also intended to satisfy, and not be subject to any tax, penalty or interest under, Section 409A of the Internal Revenue Code. These arrangements shall be construed in accordance with such intents.

Program Changes and Duration of the Program

This Program is effective as of January 1, 2015. It supersedes all prior performance based bonus programs and shall not be modified or terminated unless authorized in writing by the Program Administrator and/or approved by the Compensation Committee. The Company reserves the right to modify, change or terminate the Program at any time including to revise goals, corporate objectives or to correct bona fide errors in the Program, or for any other reason. Notices of such changes will be made in writing or via electronic mail to all Participants affected by such changes.

These terms apply to the Program Year 2015 only and your bonus eligibility, targets, and any unvested RSUs do not carry over to the following year.

By signing this Program, you acknowledge and accept that the potential value of your award is subject to market risk and any decline in EFI’s common stock price may result in a lower realizable value upon vesting. You agree that any decline in the stock price impacting your bonus shall not be the responsibility of the Company and shall not constitute Good Reason under your employment agreement. You agree that your awards are subject to termination as described above, and that you may not be eligible for any cash bonus with respect to 2015.

I have read and understand the terms of this Program and the documents referred to herein, I acknowledge and agree to the preceding paragraph and to all of the terms and conditions of this Program and such other documents.

[Participant Name]	[Date]

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